Exhibit 10.52

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment (this “Amendment”), dated as of December 22, 2005, by and between 454 Life Sciences Corporation (the “Company”) and Christopher K. McLeod (the “Executive”), amends that certain Employment Agreement (the “Employment Agreement”), dated as of August 10, 2005, by and between the Company and the Executive. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the Employment Agreement.

WHEREAS, the Company and the Executive desire to modify and amend the Employment Agreement in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Section 6(A) of the Employment Agreement shall be amended and restated in its entirety as follows:

“(A) If the Executive is deemed to have a Disability, the Company may, by notice to the Executive, terminate his employment under this Agreement as of the date of the notice without any further payment or the furnishing of any benefit by the Company under this Agreement (other than accrued and unpaid base salary and expenses and benefits which have accrued pursuant to any plan or by law), subject to the payment obligations of the Company under Section 12 below. For purposes hereof, “Disability” means that the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under a Company-sponsored group disability plan. Whether the Executive has a Disability will be determined by a majority of the Board based on evidence provided by one or more physicians selected by the Board and approved by the Executive, which approval shall not be unreasonably withheld.”

2. Section 11 of the Employment Agreement shall be amended and restated in its entirety as follows:

“(A) “Change in Control” shall mean the occurrence of any one of the following events with respect to the Company, but only to the extent each of the following is interpreted in a manner consistent with the meaning of “a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” under Code Section 409A and any successor statute, regulation and guidance thereto, and limited to the extent necessary so that it will not cause adverse tax consequences with respect to Code Section 409A:

(i) such time as the majority of the members of the Board is replaced during any 12-month period (commencing no earlier than the Effective Date) by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of appointment or election;

(ii) the acquisition by any “Person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Section 13(d)(3) and 14(d)(2) of the Exchange Act), other than CuraGen, of the beneficial ownership of any capital stock of the Company if, after such acquisition, such person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following: (a) an acquisition by the Company or any subsidiary of the Company; (b) an acquisition by any employee benefit plan sponsored or maintained by the Company or subsidiary of the Company; (c) an acquisition by any underwriter temporarily holding securities pursuant to an offering of such securities; or (d) an acquisition by any Person who, prior to such acquisition, already owned more than 50% of the Company Voting Securities;

(iii) the consummation of a merger, consolidation, statutory share exchange, a sale or other disposition of all or substantially all of the assets of the Company or similar form of corporate transaction involving the Company (a “Business Combination”), unless immediately following such Business Combination more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation, is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, shares into which such Company Voting Securities were converted pursuant to such Business Combination); or

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company, but only if such approval is in connection with one of the events described in Section 11(A)(i)-(iii) above.

(B) Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any Person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding.

(C) For purposes of this Agreement, the phrase “Change in Control” shall mean Change in Control of the Company, unless otherwise specified. Notwithstanding the foregoing, a Change in Control of CuraGen shall be deemed to have occurred upon any event(s) meeting the requirements of subsections (A) and (B) of this Section 11 with respect to CuraGen, assuming for these purposes only that each reference to “Company” and “Board” in subsections (A) and (B) hereof shall be deemed a reference to “CuraGen” and “CuraGen’s Board of Directors,” respectively.”

3. Section 12(B) of the Employment Agreement shall be amended and restated in its entirety as follows:

“(B) Notwithstanding the foregoing, if the Executive is terminated by the Company other than for cause, or the Executive terminates his employment for good reason, within twelve (12) months before or after a Change in Control of the Company or CuraGen, in exchange for a General Release, in lieu of the payments and benefits the Executive would otherwise be entitled to under Section 12(A) above, the Executive shall be entitled to:

(i) salary continuation at the base salary the Executive was receiving at the time of termination for a period of twenty-four (24) months following termination;

(ii) upon timely election of COBRA continuation coverage, the Executive’s continued participation in any employee health and welfare benefit plan to which the Executive was a participant prior to his termination, with the Company premiums paid at the same percentage as when the

Executive had participated as an employee for a period of up to twenty four (24) months following termination, unless COBRA continuation coverage is otherwise earlier terminated under applicable law, in which case, in lieu of coverage, the Company will pay its share of the monthly Company premium in effect prior to the termination of COBRA continuation coverage directly to the Executive each month for the remainder of the twenty four (24) month period;

(iii) all stock, restricted stock, stock options or restricted stock options with respect to the stock of the Company held by the Executive shall become 100% vested and any such options shall remain exercisable, subject to the provisions of Section 23 of the Company’s 2000 Employee, Director and Consultant Stock Plan, until later of (x) the 15th day of the third month following the date on which the options would have otherwise expired as a result of the termination of the Executive’s employment, (y) December 31 of the calendar year in which the options would have otherwise expired as a result of the termination of the Executive’s employment, or (z) solely with respect to options granted after December 22, 2005, two years from the later of (I) the date of termination of the Executive’s employment or (II) the date of the Change in Control of the Company or CuraGen, provided, however, in no event will any option remain exercisable beyond the expiration of the original term for any such option as of the original date of grant; and

(iv) all stock, restricted stock, stock options or restricted stock options with respect to the stock of CuraGen held by the Executive shall become 100% vested (to the extent not already fully vested) and any such options shall remain exercisable, subject to the provisions of Section 23 of the CuraGen’s Amended and Restated 1997 Employee, Director and Consultant Stock Plan (the “CuraGen Stock Plan”), until the later of (x) the 15th day of the third month following the date on which the options would have otherwise expired as a result of the termination of the Executive’s employment, or (y) December 31 of the calendar year in which the options would have otherwise expired as a result of the termination of the Executive’s employment, provided, however, in no event will any option remain exercisable beyond the expiration of the original term for any such option as of the original date of grant.”

4. The second sentence of Section 12(D) of the Employment Agreement shall be amended and restated in its entirety as follows:

“Notwithstanding any provision herein to the contrary, if, immediately following and as a direct result of any event described in this Section 12(D),

the Company ceases to be an Affiliate (as such term is defined under the CuraGen Stock Plan) of CuraGen (the “Triggering Event”), then notwithstanding any other agreement, all stock options or restricted stock options with respect to the stock of CuraGen shall remain exercisable, subject to the provisions of Section 23 of the CuraGen Stock Plan, until the later of (x) the 15th day of the third month following the date on which the options would have otherwise expired as a result of the Triggering Event, or (y) December 31 of the calendar year in which the options would have otherwise expired as a result of the Triggering Event, provided, however, in no event will any option remain exercisable beyond the expiration of the original term for any such option as of the original date of grant.”

5. New Section 12(E) is hereby added to the Employment Agreement as follows:

“(E) Notwithstanding any other provision with respect to the timing of payments under Sections 12(A)(i) or 12(B)(i), as applicable, if, at the time of the Executive’s termination, the Executive is deemed to be a “specified employee” (within the meaning of Code Section 409A, and any successor statute, regulation and guidance thereto) of the Company or CuraGen, then only to the extent necessary to comply with the requirements of Code Section 409A, any payments to which the Executive may become entitled under Sections 12(A)(i) or 12(B)(i), as applicable, will be withheld until the first business day of the seventh month following the termination of the Executive’s employment, at which time the Executive shall be paid an aggregate amount equal to six months of salary payments otherwise due to the Executive under the terms of Sections 12(A)(i) or 12(B)(i), as applicable. After the first business day of the seventh month following the termination of the Executive’s employment and continuing each month thereafter, the Executive shall be paid the regular salary continuation payments otherwise due to the Executive in accordance with the terms of Sections 12(A)(i) or 12(B)(i), as applicable. In addition, in the event that the Company is obligated to make cash payments directly to the Executive in lieu of COBRA continuation coverage pursuant to the terms of Section 12(B)(ii), then, to the extent necessary to comply with the requirements of Code Section 409A, such cash payments will be withheld, if applicable, in the same manner as described above in this paragraph.”

6. Tax Consequences; Indemnification. The Executive hereby acknowledges and agrees that the Company makes no representations or warranties regarding the tax treatment or tax consequences of any compensation, benefits or other payments under the Employment

Agreement, as amended, including, without limitation, by operation of Code Section 409A, or any successor statute, regulation and guidance thereto.

7. Affirmation. Except as amended hereby, the Employment Agreement shall remain in full force and effect.

8. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

454 LIFE SCIENCES CORPORATION

By:	/s/ David M. Wurzer	/s/ Christopher K. McLeod
	David M. Wurzer,	Christopher K. McLeod
Chief Financial Officer of CuraGen, for the Board of Directors of the Company

CURAGEN CORPORATION

By:	/s/ David M. Wurzer
David M. Wurzer,
Chief Financial Officer of CuraGen